UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 8, 2011

Catasys, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11150 Santa Monica Boulevard, Suite 1500 Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 444-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 8, 2011, Catasys, Inc. (the “Company”) completed a private placement of notes and warrants with Socius Capital Group, LLC (“Socius”), an affiliate of Terren Peizer, the Company’s Chairman and CEO, and David E. Smith (“Smith”), a Company affiliate.  As described below, the current placement increases Socius’s and Smith’s investment in the secured convertible promissory notes and warrants to $1,250,000 since August 2011 and $1,035,000 since October 2011, respectively. In total, the Company has issued $2,285,000 in secured convertible promissory notes and warrants to Socius and Smith, since August 2011.  Socius’s and Smith’s aggregate investments in the Company since November 2010 is approximately $3.5 and $3.0 million, respectively. After giving effect to the latest investment, the Company's Chairman and CEO beneficially owns 53.9 % of the Company, including shares underlying warrants, convertible notes, and options. The Company anticipates that the holders of the secured convertible promissory notes will convert such notes into a Qualified Financing, as defined below, but there can be no assurance that such holders will do so.

On December 8, 2011, the Company issued a Third Amended and Restated Secured Convertible Promissory Note to Smith (the “Third Smith Note) and a Fourth Amended and Restated Secured Convertible Promissory Note to Socius (the “Fourth Socius Note”) to increase the outstanding principal amount under the Second Smith Note and Third Socius Note (each, as defined below) by $45,000 and $155,000, respectively, in exchange for a loan in such increased amount from Smith and Socius, respectively.  The Company had previously issued a Third Amended and Restated Secured Convertible Promissory Note dated November 30, 2011 to Socius (the “Third Socius Note”) in the principal amount of $1,025,000, as previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2011, and a Second Amended and Restated Secured Convertible Promissory Note dated November 15, 2011 to Smith (the “Second Smith Note”) in the principal amount of $880,000, as previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2011.  In connection with the Third Smith Note and Fourth Socius Note, additional warrants were issued to Smith and Socius to purchase an additional 173,077 and 596,154 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), respectively, at an exercise price of $0.32 per share (the “Third Smith Warrant” and the “Fourth Socius Warrant”, respectively), which amended and restated the Second Amended and Restated Warrant dated November 15, 2011 and Third Amended and Restated Warrant dated November 30, 2011, issued to Smith and Socius, respectively.  The exercise price of and/or number of shares of Common Stock underlying the Third Smith Warrant and the Fourth Socius Warrant are subject to adjustment for stock splits, stock dividends, certain fundamental transactions, and financings and share issuances below the initial exercise price.

The Third Smith Note and Fourth Socius Note mature on January 3, 2012 and bear interest at an annual rate of 12% payable in cash at maturity, prepayment or conversion.  The Third Smith Note and the Fourth Socius Note and any accrued interest are convertible at the holder’s option into Common Stock or the next financing the Company enters into in an amount of at least $2,000,000 (a “Qualified Financing”).  The conversion price for the Third Smith Note and the Fourth Socius Note is equal to the lower of (i) $0.26 per share of Common Stock, and (ii) the lowest price per share of Common Stock into which any security is convertible in any Qualified Financing.

Effective December 8, 2011, the Company entered into a Third Amendment to the Consent Agreement (the “Third Consent Amendment”) with Smith and Socius to amend the Consent Agreement dated October 5, 2011, as amended on November 2, 2011 and November 15, 2011 (the “Consent Agreement”), to adjust Smith’s and Socius’s respective sharing percentages in recoveries against collateral securing the Third Smith Note and Fourth Socius Note in order to reflect the increased principal amounts thereunder.

The foregoing descriptions of the Third Smith Note, the Fourth Socius Note, the Third Smith Warrant, the Fourth Socius Warrant and the Third Consent Amendment, do not purport to be complete and are qualified in their entirety by the documents, which are attached as Exhibits 4.1, 4.2, 4.3, 4.4 and 10.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 8, 2011, the Company issued the Third Smith Note and the Fourth Socius Note secured by all of the Company’s assets as described in Item 1.01 of this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 8, 2011, the Company incurred a direct obligation to repay $1,250,000 and $1,035,000 as described in Item 1.01 of this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

On December 8, 2011, the Company issued the Third Smith Note, the Fourth Socius Note, the Third Smith Warrant and the Fourth Socius Warrant as described in Item 1.01 of this Current Report on Form 8-K. The issuance was exempt from registration pursuant to the exemption afforded by Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.

Item 9.01  Financial Statements and Exhibits

(d)      Exhibits.

No.	Description
4.1	Third Amended and Restated Secured Convertible Promissory Note by and between Catasys, Inc. and David E. Smith , dated December 8, 2011.
4.2	Fourth Amended and Restated Secured Convertible Promissory Note by and between Catasys, Inc. and Socius Capital Group, LLC, dated December 8, 2011.
4.3	Third Amended and Restated Warrant by and between Catasys, Inc. and David E. Smith, dated December 8, 2011.
4.4	Fourth Amended and Restated Warrant by and between Catasys, Inc. and Socius Capital Group, LLC, dated December 8, 2011.
10.1	Third Amendment to Consent Agreement, dated December 8, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATASYS, INC.

Date: December 14, 2011	By:	/s/ SUSAN E. ETZEL
Susan E. Etzel
Chief Financial Officer